Exhibit 99.2
FIRST AMENDMENT TO
FIRST INTERSTATE BANCSYSTEM, INC. 2023 EQUITY AND INCENTIVE PLAN
This First Amendment (the “Amendment”) to the First Interstate BancSystem, Inc. 2023 Equity and Incentive Plan, as it may be amended, restated, or otherwise modified from time to time (the “Plan”), is hereby made effective as of this 21st day of May, 2024. Any capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.
RECITALS
Whereas, the Board of Directors (the “Board”) of First Interstate BancSystem, Inc., a Delaware corporation (the “Company”), approved and adopted the Plan effective as of February 28, 2023, and the Company’s stockholders approved the Plan in accordance with the requirements of applicable law;
Whereas, on February 27, 2024, the Board approved, subject to stockholder approval, an amendment to the Plan to increase the number of shares to be authorized for issuance under the Plan by an additional 4,000,000 shares of common stock;
Whereas, on May 6, 2024, prior to stockholder approval of the initially proposed increase but also subject to subsequent stockholder approval, the Board determined it to be in the best interests of the Company and its stockholders to seek a lesser increase in the number of shares sought to be authorized for issuance under the Plan from 4,000,000 shares of common stock to 2,000,000 shares of common stock;
Whereas, at the annual meeting of the stockholders of the Company held on May 20, 2024, the stockholders of the Company approved the amendment to the Plan to increase the number of shares authorized for issuance under the Plan by an additional 2,000,000 shares of common stock; and
Whereas, the Company is authorized to amend the Plan pursuant to Section 14.1 thereof and the Board has authorized the undersigned to prepare and execute this Amendment on behalf of the Company to memorialize the foregoing.
Now, Therefore, the Plan is hereby amended as follows:
1.    Section 2(a) of the Plan is hereby amended and restated in its entirety as follows:
(a)    Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment in accordance with Article 13, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed four million (4,000,000). The maximum number of shares of Common Stock which may be issued under Incentive Stock Options granted under the Plan is four million (4,000,000).
2.    All other provisions of the Plan shall remain unchanged as a result of this Amendment. The Plan, as amended and modified by the provisions of this Amendment, shall constitute and shall be construed as a single instrument. The provisions of the Plan, as amended and modified by the provisions of this Amendment, are incorporated herein by reference and are ratified and affirmed.
IN WITNESS WHEREOF, the undersigned has executed this Amendment by and on behalf of the Company as of the date first set forth above.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kirk D. Jensen
Kirk D. Jensen
Executive Vice President and General Counsel